                                                                EXHIBIT 4(t)
                                LOGO METLIFE(R)
                      METROPOLITAN LIFE INSURANCE COMPANY
               (A Mutual Company Incorporated in New York State)

in consideration of the deposits it receives under this contract, will pay the benefits of this contract according to its provisions. The contract holder and MetLife execute this contract in duplicate to take effect as of the issue date.

By:_________________________    Metropolitan Life Insurance Company

____________________________


                                /s/ Louis J. Ragusa
____________________________    Louis J. Ragusa, Vice-President & Secretary

____________________________


                                /s/ Bob Benmosche
___________________________     Bob Benmosche, President and Chief Operating
                                Officer

                                __________________________________
                                Registrar
                                __________________________________
                                Date
                                __________________________________
                                City and State

-------------------------------------------------------------------
                         SPECIFICATIONS

GROUP ANNUITY CONTRACT NUMBER                      [S123456789]

CONTRACT DATE                                  [Month xx, 19yy]

CONTRACTHOLDER                                 [              ]

MARKET                                            Non-Qualified
-------------------------------------------------------------------

ALL VALUES PROVIDED BY THIS CONTRACT WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO AMOUNT. AVAILABLE SEPARATE ACCOUNT INVESTMENT DIVISIONS AS OF THE CONTRACT DATE
ARE: [THE METROPOLITAN GROWTH, INCOME, DIVERSIFIED, AGGRESSIVE GROWTH, MONEY MARKET, INTERNATIONAL STOCK AND STOCK INDEX DIVISIONS; THE FIDELITY GROWTH, OVERSEAS, EQUITY INCOME, MONEY MARKET, INVESTMENT GRADE BOND, and ASSET MANAGER DIVISIONS; and THE CALVERT SOCIALLY RESPONSIBLE and ARIEL DIVISIONS]. A DESCRIPTION OF EACH OF THESE DIVISIONS IS INCLUDED IN THE PROSPECTUS.

This contract is not eligible for dividends--see item 10.

                      PLEASE READ THIS CONTRACT CAREFULLY
                            See Index on Last Page

                                  Cover Page

Form G.3043A (Unallocated - Deferred Compensation)

1.   WHAT DO THE BASIC TERMS IN MY CONTRACT MEAN?

     "Account Balance" is the entire amount we hold under this contract for you.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Contract Year" for the first year is measured from the contract date and continues to the following December 31st. Each new contract year begins on January 1st. For example, if the contract date is May 15, 1995, the first contract year ends December 31, 1996 and the second contract year begins January 1, 1997.

     "Deposits" are your payments to us under this annuity contract. We will only accept deposits into this contract that are made under the Plan.

     "Deposit Year" for any deposit, for the first year, is measured from the date we receive it in our designated office and continues until the last day of the month in which the anniversary of such receipt occurs. Each new deposit year begins on the first day of the next month. [(This works much like certificate years, except that deposit years are determined separately for each deposit.)]

     "Designated Office" is the administrative office servicing your contract. It is currently the Pension and Savings Center, Metropolitan Life Insurance Company, 1331 17th Street, Suite 900, Denver, Co. 80202-6516. If we change it, we will tell you.

     "Employer" is the institution that has adopted the Plan.

     "Funding Options" refer to [the Metropolitan Series Fund, Inc., the Calvert Socially Responsible Series, the Calvert Ariel Appreciation Portfolio II, and Fidelity's Variable Insurance Products Fund and Variable Insurance Products Fund II. All are either mutual funds or series of mutual funds used only for insurance and annuity contracts such as this one. The Metropolitan Series Fund and Fidelity's Variable Insurance Products Fund and Variable Insurance Products Fund II are divided into portfolios each of which has its own investment objectives].

     "Investment Divisions" are part of the Separate Account. Each division invests in a corresponding portfolio or series of the Funding Options, rather than investing directly in stocks, bonds or other investments.
     Thus, the investment experience of each division will generally be the same as that of the corresponding portfolio or series, reduced by charges under this contract for services and benefits we

Form G.3043A (Unallocated - Deferred Compansation) provide. The cover page shows the available divisions. We will tell you about any changes.

     "Participant" is any person who participates in the employer's plan.

     "Plan" is a plan which meets the requirements for Section [457(f) deferred compensation plans] [451 deferred fee arrangements] of the Code. "We", "Us", and "Our" refer to Metropolitan Life Insurance Company.

     "You", "Your", "Me" "My" and "I" refer to the trustee of the grantor trust that has been established pursuant to Section [457(f)] [451] of the Code and that has arranged with us to utilize this contract for the purchase of annuities under the plan. You may exercise all rights under this contract.

2.   WHY DO WE CALL THIS CONTRACT "GROUP UNALLOCATED?"

     Deposits and earnings on those deposits are credited to the contract as a whole, rather than to individual participants. We do not keep individual participant records under this contract, which is a funding vehicle not a plan document.

3. HOW ARE DEPOSITS ALLOCATED AND HOW MUCH MONEY CAN BE DEPOSITED UNDER MY CONTRACT?

     You choose how deposits are allocated among the Fixed Interest Account and the investment divisions of the Separate Account. You may change your allocation for new deposits by telling us. The change will be made upon receipt, unless you specify a later date, which may be up to 30 days after we receive the request. Allocations must be in whole number percentages (e.g., 33 1/3% cannot be chosen).

     Annuity deposits may be made at any time while this contract is in effect. All deposits should be sent to our designated office. No deposit will be credited before the contract date.

     We will accept each amount you deposit up to [$5,000,000 per contract year.] [The minimum cumulative deposit that we will accept is $15,000 during the first contract year and $5,000 per contract year thereafter.] We will not accept any deposits after you have requested a full withdrawal (unless you cancel it) or any deposit less than [$2,000.] We may either return amounts which violate these limits or agree to take them. We may change them by telling you at least 90 days in advance.

Form G.3043A (Unallocated - Deferred Compansation)

4.   CAN MY CONTRACT BE CANCELED?

     If a deposit has not been made for 12 consecutive months and the account balance is less than $15,000, we may, if permitted by law, cancel this contract by paying you the full cash withdrawal value in a single sum.

5.   CAN I MAKE WITHDRAWALS?

     Yes. To request a withdrawal you may contact our designated office. Any withdrawal request must be signed by you and must clearly state the account (and investment division, if any) from which the withdrawal is to be made. The minimum withdrawal is $500 or your entire account or division balance, if less.

     If you make a partial withdrawal from an investment division or the Fixed Interest Account, we will first withdraw any amounts from deposits and will then withdraw other amounts from any earnings on deposits, in each case on a "first-in, first-out" (FIFO) basis. To determine from what amounts a withdrawal is taken for tax purposes, we will apply tax rules which may be different.

     As required by law we have the right to delay paying any cash withdrawals from the Fixed Interest Account for up to six months. We do not intend to do this except in an extreme emergency. We would, of course, credit interest during any delay.

6.   WHAT IS THE FIXED INTEREST ACCOUNT AND HOW IS INTEREST CREDITED TO IT?

     We credit interest on each deposit from the date it is received at our designated office or transferred from the Separate Account until the date you withdraw it or transfer it to the Separate Account or use it to have income payments made to any person entitled to such payments.

     Interest rates for amounts added to the Fixed Interest Account will be set by us [from time to time] [as of each January 1, April 1, July 1 and October 1.] The declared rate in effect when an amount is added to the Fixed Interest Account will be credited on that amount from the date it is added until the last day of the [contract year in which it is added] [calendar year following the year in which it is added] [month in which the anniversary of that deposit occurs].

     Thereafter, we will set interest rates for these amounts (and earnings on them) on or before the first day of each [contract] [calendar] [deposit] year to be credited through the last day of such year.

Form G.3043A (Unallocated - Deferred Compensation)

     We may have one interest rate for deposits resulting from the tax-free transfer or exchange of Section [457(f)] [451] annuity money from other contracts and a different interest rate for other amounts added to the Fixed Interest Account. The rates for such transfer and exchanges or other amounts added to the Fixed Interest Account may be different than the rates credited on amounts already in the Fixed Interest Account.

     The interest rates we declare are "annual effective yields". The actual rates we use on a day-to-day basis are slightly lower, but, if the deposit is left in your contract for a full year, it will grow by the full amount of the interest rate we declared, because we compound interest daily.

7.   WHAT IS THE SEPARATE ACCOUNT AND HOW DOES IT OPERATE?

     It is MetLife Separate Account E, an investment account we maintain separate from our other assets.

     We own the assets in the Separate Account. The Separate Account will not be charged with liabilities that arise from any other business that we conduct. We will add amounts to the Separate Account from other contracts of ours.

     The Separate Account is divided into investment divisions, each of which buys shares in a corresponding portfolio of the Funding Options. Thus, the Separate Account does not invest directly in stocks, bonds, etc., but leaves such investments to the Funding Options to make. The Funding Options are also bought by other separate accounts of ours, our affiliates and other insurance companies.

     We keep track of each investment division of the Separate Account separately using accumulation units. When you put money into an investment division, we give you accumulation units. When you take money out of the investment division, we reduce the number of your accumulation units. In either case, the number of accumulation units you gain or lose is determined by taking the dollar amount of the deposit, transfer or withdrawal and dividing it by the value of an accumulation unit at the time of the transaction. Thus, if you transfer in $5,000, and the value of an accumulation unit is $100, you will get 50 accumulation units.

     Initially, we set the value of each accumulation unit. At the end of each valuation period, we then revise it by taking the net asset value of a share in the applicable Funding Options portfolio or series at the end of the valuation period, add any Funding Options dividend or capital gain distribution during the valuation period, subtract any per share charge for taxes and reserves for taxes, and divide this total by the net asset value of a

Form G.3043A (Unallocated - Deferred Compensation) share of the same portfolio or series at the start of the valuation period. Then we subtract a charge not to exceed .000025905 per day (an effective annual rate of .95%) for administrative expenses and mortality and expense risks we assume under the certificate. This calculation results in a factor that we multiply the previous accumulation unit value by in order to determine the new accumulation unit value.

     A valuation period is the period between one calculation of an accumulation unit value and the next calculation. Normally, we calculate accumulation units once each day the New York Stock Exchange is open for trading, but we can delay this determination if an emergency exists, making valuation of assets in the Separate Account not reasonably practicable, or the Securities and Exchange Commission permits such deferral. We may change when we calculate the accumulation unit value by giving you 30 days notice, to the extent permitted by law.

     Amounts added to the Separate Account will be credited as of the end of the valuation period during which we receive them at our designated office or they are transferred from the Fixed Interest Account. Additions to or withdrawals from an investment division may only be made as of the end of a valuation period.

     We may make certain changes to the Separate Account if we think they would best serve the interests of participants in or owners of similar contracts or would be appropriate in carrying out the purposes of such contracts. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

     Examples of the changes to the Separate Account that we may make include:

     o To transfer any assets in an investment division to another investment division, or to one or more other separate accounts, or to our general account; or to add, combine, or remove investment divisions in the Separate Account.

     o To substitute, for the Funding Option shares held in any investment division, the shares of another class of the Metropolitan Series Fund, Inc. or any other investment permitted by law.

     If any changes result in material change in the underlying investments of an investment division to which an amount is allocated under this contract, we will notify you of the

Form G.3043A (Unallocated - Deferred Compensation) change. You may then make a new choice of investment divisions.

8.   CAN MONEY BE TRANSFERRED WITHIN THIS CONTRACT?

     Yes. A transfer can be made between investment divisions of the Separate Account, from an investment division to the Fixed Interest Account, or from the Fixed Interest Account to an investment division. You can make an unlimited number of transfers by telling us.

     If you make a transfer from an investment division or from the Fixed Interest Account, we will determine which deposits and earnings to take it from as if it was a withdrawal from the contract. [However, only one transfer per certificate year can be made from the Fixed Interest Account to the Separate Account and only up to 20% of the Fixed Interest Account balance may be transferred.] If you transfer money from the Fixed Interest Account to the Separate Account and then you transfer money from the Separate Account to the Fixed Interest Account within 12 months, this will be treated as a return of the same money (whether or not it really is). Thus, after the transfer into the Fixed Interest Account, it will earn the same interest rate that it would have been earning had neither transfer ever taken place. Any amounts in excess of the original transfer and any amounts transferred back to the Fixed Interest Account more than 12 months after the first transfer will be treated as a new deposit to the Fixed Interest Account and will earn the current interest rate for new deposits.

9.   MAY I ASSIGN OR TRANSFER THIS CONTRACT, OR USE IT AS COLLATERAL FOR A LOAN?

     No. This contract and amounts paid under it are not transferrable and may not be assigned, sold, discounted or pledged as collateral for a loan. To the extent permitted by law, no amount payable under this contract is subject to legal process or attachment for payment of any claim against any payee. This provision will not prevent assignment of this contract to the sponsor or a trustee of the Plan, or those of another plan if the Plan is consolidated or merged with such other plan.

10.  ARE DIVIDENDS PAYABLE UNDER MY CONTRACT?

     No. Your contract is nonparticipating and does not share in any distribution of our surplus.

Form G.3043A (Unallocated - Deferred Compensation)

11.  ARE ADMINISTRATIVE FEES DEDUCTED FROM MY CONTRACT?

     No.  We charge no administrative fees under this contract.

12.  HOW CAN I GET INFORMATION ABOUT MY CONTRACT AND ITS VALUE?

     At least twice each contract year (except the first contract year), before income payments start, we will send you a statement with details on deposits, values, withdrawals, and other information about your contract. If you need information at other times, please tell us.

     Any time you have to tell us something (e.g., to request additional information, to make transfers, to change your allocation for new deposits, to make withdrawals), you must send written notice to our designated office unless we have set up some other procedure, such as notice by telephone.

13.  CAN WE GUARANTEE AN INCOME FOR AS LONG AS A PARTICIPANT LIVES?

     Yes. We can make income payments guaranteed for the life of a participant on a monthly, quarterly, semiannual or annual basis. These payments may also be guaranteed for at least five years, but not beyond the participant's life expectancy or the joint life expectancy if there is more than one payee.

     Other income plans which provide payments for a stated amount or a stated number of years are also available to the extent permitted by Federal income tax rules, under Code Section 401(a)(9) including regulation 1.401(a)(9)-2 thereunder. The amount of each payment under an income plan must be at least [$50].

     When you buy an income plan, we will withdraw the amount you tell us in a lump sum to pay for it. We will begin making income payments at any date you choose after the contract date (subject to any applicable federal rules and regulations), if you tell us at least 30 days in advance. We will send you information and the necessary forms to sign, upon receipt of your request at our designated office. Once income payments start, you will not be able to change the choice of income plan.

     Guaranteed income plan payments, which are based on a 3% interest rate and the 1983 Individual Mortality Table A (Metropolitan adjusted), are provided on page 10. These payments are at least as high as those required by the laws of the state where this contract is delivered and are at least equal to those that we would provide to a person in the same class as the participant under a single payment immediate annuity bought at the same time.

Form G.3043A (Unallocated - Deferred Compensation)

     You will be the owner of any income plan purchased.

14.  WHAT HAPPENS IF A PARTICIPANT DIES BEFORE INCOME PAYMENTS START?

     After we receive proof of death and a properly completed claim form, we will pay the death benefit (as of the date of settlement) to you. You may instead elect to have this amount applied to purchase an income plan as described in item 12. The death benefit for each participant is the entire account balance held on behalf of that participant as of the date we receive proof of death and a properly completed claim form. Proof of death, as well as proof of the share of the account balance attributable to the participant satisfactory to us, must be given if we ask for it.

15.  DOES MY CONTRACT CONTAIN ALL THE PROVISIONS THAT AFFECT ME?

     Yes, your contract and any riders and endorsements included in it make up your entire contract with us. We will never contest the validity of this contract. Changes in its provisions may only be made in writing by our President, Secretary, or a Vice-President. No provision may be waived or changed by any of our other employees, representatives or agents.

     To preserve its status as an annuity and to comply with Section 72 of the Code and applicable Treasury Regulations, we may, if necessary, amend this contract. We will notify you of any amendments and, when required by law, we will obtain your approval and the approval of the appropriate regulatory authority.

Form G.3043A (Unallocated - Deferred Compensation)

                  GUARANTEED ANNUITY BENEFITS

            Monthly Income Payments Per $1,000 of Participant's
            ----------------------------------------------------
                            Account Balance
Payee's                     ---------------
Exact Age on      LIFE INCOME       TERM CERTAIN AND LIFE INCOME
Date of Purchase                      IF TERM CERTAIN PERIOD IS:
of Income Plan                   10 Years    15 Years    20 Years
   55               $3.85         $3.83       $3.80        $3.75
   56               $3.91         $3.89       $3.85        $3.80
   57               $3.98         $3.95       $3.91        $3.85
   58               $4.05         $4.01       $3.97        $3.91
   59               $4.12         $4.08       $4.03        $3.96
   60               $4.19         $4.15       $4.10        $4.02
   61               $4.27         $4.23       $4.17        $4.08
   62               $4.36         $4.31       $4.24        $4.14
   63               $4.45         $4.39       $4.31        $4.20
   64               $4.54         $4.48       $4.39        $4.26
   65               $4.64         $4.57       $4.47        $4.33
   66               $4.75         $4.67       $4.55        $4.39
   67               $4.86         $4.77       $4.64        $4.46
   68               $4.99         $4.88       $4.73        $4.52
   69               $5.11         $4.99       $4.82        $4.59
   70               $5.25         $5.11       $4.92        $4.65

JOINT AND SURVIVOR LIFE INCOME PLAN
                   Monthly Income Payment to Primary Payee
                   ---------------------------------------
                   per $1,000 of Participant's Account Balance if
                   ----------------------------------------------
                   Percentage of Monthly Income Payment Payable
Payee's            --------------------------------------------
Exact Age on       to the Survivor Payee is:
Date of Purchase   ------------------------
of Income Plan*        50%       66 2/3%       75%         100%

   55 and 60        $3.68         $3.63       $3.60        $3.52
   60 and 55        $3.83         $3.72       $3.67        $3.52
   60 and 60        $3.91         $3.82       $3.78        $3.66
   60 and 65        $3.97         $3.91       $3.87        $3.78
   65 and 60        $4.16         $4.03       $3.96        $3.78
   65 and 65        $4.26         $4.15       $4.10        $3.94
   70 and 65        $4.61         $4.43       $4.35        $4.11
   70 and 70        $4.76         $4.61       $4.54        $4.35
* In each pair of ages, the first age is the primary payee's age and the second age is the survivor payee's age.

TERM CERTAIN INCOME PLAN

Monthly Income Payment Per $1,000 of Participant's Account Balance
------------------------------------------------------------------
                           If Term Certain Period is:
                           -------------------------
              10 Years    15 Years    20 Years
               $9.37       $6.70        $5.37

Form G.3043A (Unallocated - Deferred Compensation)

                                     INDEX
      Subject                                Q&A #(s)  Page(s)
      -------                                --------  -------
Administrative Fees                               11      7
Assignment                                         9      6
Allocation of Deposits                             3      2
Cancellation                                       4      3
Computation of Values                             13      7
Contract and Authority                            15      8
Death Benefit                                     14      8
Definitions                                        1      1
Dividends                                         10      6
Fixed Interest Account                             6      3
Income Payments                                   13      7
Information We Give You                           12      7
Separate Account and Investment Divisions          7      4
Transfers                                          8      6
Unallocated                                        2      2
Withdrawals                                        5      3




                                     NOTICE
When you write to us, please give us your name, address and contract number.

Please notify us promptly of any address changes. We will write to you at your last known address.

Checks, drafts or money orders must be drawn to the order of METLIFE. All payments must be made in U.S. currency.


                          MULTIFUNDED ANNUITY CONTRACT
ALL VALUES PROVIDED BY THIS CONTRACT WHICH ARE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO AMOUNT.

                      PLEASE READ THIS CONTRACT CAREFULLY

Form G.3043A (Unallocated - Deferred Compensation)

                                                                EXHIBIT 4(t)
                                LOGO METLIFE(R)
                                   AMENDMENT

THIS AMENDMENT ADDS THE FOLLOWING PROVISIONS TO YOUR CONTRACT AS OF THE DATE OF ISSUE TO MAKE IT SUITABLE TO RECEIVE PURCHASE PAYMENTS UNDER SECTION 415(m).

THE DEFINITIONS IN SECTION 1 OF THE CONTRACT ARE MODIFIED AS FOLLOWS:

     "Plan" definition should read: qualified governmental excess benefit plan which meets the requirements of Section 415(m) of the Code.

     "Contract Year" definition should replace the last sentence with: For example, if the contract date is May 15, 1996 and the first contract year ends March 31, 1997, the second contract year begins April 1, 1997 and ends March 31, 1998. The contract anniversary will be May 15th.

     "Designated Office" definition should read: MetLife's office at 1125 17th Street, Denver, CO 80202.

     "Deposit Year" definition should have the final sentence in parentheses deleted.

ALL REFERENCES IN YOUR CONTRACT TO "DEPOSITS" ARE CHANGED TO "PURCHASE
PAYMENTS".

ALL REFERENCES IN YOUR CONTRACT TO "DEPOSIT YEAR" ARE CHANGED TO "PURCHASE PAYMENT YEAR".

ALL REFERENCES TO SECTIONS 457(f) OR 451 ARE CHANGED TO 415(m).

SECTION 2 IS REPLACED WITH THE FOLLOWING:

     2. How are purchase payments recorded under this Contract?

     You will establish an account and keep records on purchase payments and earnings for each participant under the plan. Nothing in this Contract is to be construed as giving any participant at any time a security interest in any participant account balance or as placing any participant account balance in trust with you for the benefit of any participant. Participant account balances are not collateral security for the payment of any benefits under any plan and are available to meet your general obligations.

SECTION 3 IS AMENDED TO WAIVE THE LIFETIME MAXIMUM LIMIT ON PURCHASE PAYMENTS RECEIVED IN THIS CONTRACT UNLESS THE 415(m) PLAN IMPOSES SUCH LIMITATIONS.


G.3043A-1

SECTION 5 IS REPLACED WITH THE FOLLOWING:

     5. Can I make withdrawals?

     Yes. To request a withdrawal you may contact our designated office. Any withdrawal request must be signed by you and must clearly state the account (and investment division, if any) from which the withdrawal is to be made. The minimum withdrawal is $500 or your entire account or division balance, if less. There are no early withdrawal charges.

     If you make a partial withdrawal from the Fixed Interest Account, we will first withdraw any amounts from deposits and will then withdraw other amounts from any interest on deposits, in each case on a "first-in, first-out" (FIFO) basis. To determine from what amounts a withdrawal is taken for tax purposes, we will apply tax rules which may be different.

     A full withdrawal of amounts from the Fixed Interest Account may be made if you tell us of your intention to make a full withdrawal and your Fixed Interest Account is paid annually over four years ("systematic termination") as follows:
     (a) 20% of your Fixed Interest Account balance upon receipt of the request (reduced by any partial withdrawal from your Fixed Interest Account balance made in the same certificate year);
     (b) 25% of your then current Fixed Interest Account balance one year later;
     (c) 33 1/3% of your then current verified amounts in the Fixed Interest Account balance two years later;
     (d) 50% of your then current Fixed Interest Account balance three years later; and,
     (e)  the remainder of your Fixed Interest Account balance four years later.

     Partial withdrawals from the Fixed Interest Account may be made to the extent of 20% of your Fixed Interest Account, in any contract year.

     Contract withdrawals other than to make a systematic termination or for the 20% per contract year exemption as described above are allowed only under the following circumstances:

     (i) A full withdrawal made while the participant is disabled (as defined in Code Section 72(m)(7)).
     (ii)   Any withdrawal made after the participant's death.
     (iii) Any full withdrawal on behalf of a participant's termination of employment from all Texas institutions of higher education.
     (iv) Any withdrawal made on behalf of a participant to provide income payments for life, or for a period of five years or more if the payments cannot be accelerated.

     As required by law we have the right to delay paying any cash withdrawals from the Fixed Interest Account for up to six months. We do not intend to do this except in


G.3043A-1
     an extreme emergency. We would, of course, credit interest during any delay.

SECTION 8 IS REPLACED WITH THE FOLLOWING

     8.  Can money be transferred within this certificate?

     Yes. An unlimited number of transfers can be made between investment divisions of the Separate Account or from an investment division to the Fixed Interest Account. Transfers can also be made from the Fixed Interest Account to the Separate Account. However, only 20% of the Fixed Interest Account balance may be transferred per contract year to the Separate Account. You can make a transfer by telling us.

     If you make a transfer from the Fixed Interest Account, we will determine which purchase payments and earnings to take it from as if it was a withdrawal from the contract. If you transfer money from the Fixed Interest Account to the Separate Account and then you transfer money from the Separate Account to the Fixed Interest Account (or from the Separate Account to the Fixed Interest Account and then from the Fixed Interest Account to the Separate Account) within 12 months, this will be treated as a return of the same money (whether or not it really is). Thus, after the transfer into the Fixed Interest Account, it will earn the same interest rate that it would have been earning had neither transfer ever take place. Any amounts in excess of the original transfer and any amounts transferred back to the Fixed Interest Account more than 12 months after the first transfer will be treated as a new purchase payment to the Fixed Interest Account and will earn the current interest rate for new purchase payments.

SECTION 13 IS AMENDED TO DELETE REFERENCE TO CODE SECTION 401(a)(9)

SECTION 14 IS REPLACED BY THE FOLLOWING:

     14.  What happens if a participant dies before income payments start?

     After we receive proof of death and a properly completed claim form, we will pay the death benefit (as of the date of settlement) to you. You may elect to have this amount applied to purchase an income plan as described in Section 13.

The death benefit for a participant is the greatest of:
     a. The entire account balance held on behalf of a participant as of the date we receive proof of death and a properly completed claim form, or
     b.   The total purchase payments made less any partial withdrawals, or
     c. The highest account balance as of the end of the calendar year in which any prior quinquennial (5th, 10th, 15th, etc.) anniversary occurs, less any later partial withdrawals.

The entire death benefit for a participant under this contract must be distributed in a single sum within five years of the participant's death. If, however, you choose on behalf of the


G.3043A-1
payee an income plan for life or for a period of years not more than his or her life expectancy, income payments must begin within one year of the participant's death. If Treasury regulations allow, we may permit payments to start later.


By:                                Metropolitan Life Insurance Company

____________________________
Signature
                                   /s/ Louis J. Ragusa
____________________________
Title                              Louis J. Ragusa, Vice-President and Secretary


____________________________       _______________________________
Witness                            Registrar

____________________________       _______________________________
Date                               Date

____________________________       _______________________________
City and State                     City and State


G.3043A-1